Exhibit 99.1

Press Release
TeleTech Holdings, Inc. • 9197 South Peoria Street • Englewood, CO 80112-5833 • www.teletech.com

Investor Contact:	Media Contact:
Karen Breen	Paul Kranhold
303-397-8592	415-568-9570
pk@sardverb.com
TeleTech Completes Financial Restatement;
Updates Business Outlook;
Pipeline of New Business Opportunities Remains Strong;
Announces Increased Funding for Share Repurchases up to $100 Million
Englewood, Colo., July 16, 2008 – TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest and most geographically diverse global providers of business process outsourcing (“BPO”) solutions, today announced that it has filed with the Securities and Exchange Commission all of its delayed periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2007 and March 31, 2008.
These filings include financial statements that were restated as a result of a voluntary, independent review of TeleTech’s historical equity-based compensation practices and related accounting. As previously disclosed, the review was conducted by the Audit Committee of the Board of Directors with the assistance of independent, outside legal counsel and outside forensic accounting consultants. The Audit Comittee found no willful misconduct in connection with the equity compensation granting process. The review did identify, among other things, certain mistakes that were made in TeleTech’s accounting for equity-based compensation from the Company’s IPO in 1996 through August 2007 that required restatement of historic financial statements. The cumulative, non-cash expense recorded as part of the restatement for equity-based compensation expense was $59.7 million on a pre-tax basis. The majority of these adjustments affected periods prior to 2001.
As part of the restatement process, TeleTech also assessed whether there were other matters which should be corrected in its previously issued financial statements. It concluded that there were additional lease and other accounting adjustments for the years 1996 through June 2007 that totaled $5.6 million for the entire period on a pre-tax basis. Once again, the majority of these adjustments affected periods prior to 2001. Please refer to the Company’s 2007 Form 10-K for the restatement adjustment amounts by year from 1996 through June 2007.
During the last six months of 2007 and the first quarter 2008, TeleTech incurred $16.5 million of incremental selling, general and administrative expenses related to audit, legal, payroll tax and other professional fees associated with the Audit Committee’s review and the subsequent financial restatement. Of that amount, $11.5 million was incurred in the 2007 third and fourth quarters and $5.0 million was incurred in the 2008 first quarter.
TeleTech believes that with the filing of these delayed periodic reports it will regain compliance with NASDAQ’s continued listing requirements, and expects that NASDAQ will send the company an acknowledgement to that effect shortly.

EXECUTIVE COMMENTARY
“I am pleased that we are now current with our SEC filings and I want to thank our Audit Committee, together with the outside consultants, for all of their efforts over the past year along with our finance and accounting teams who reviewed twelve years of financial records to complete the review and the restatement,” said Kenneth Tuchman chairman and chief executive officer. “We look forward to being able to bring renewed focus to the technological and operational excellence that has allowed us to deliver large, complex BPO solutions on a global scale. We believe that in today’s economic environment our services are more strategically relevant than ever before and our pipeline of new business opportunities is the strongest in the Company’s history. We continue to benefit from Global 1000 companies that are consolidating their BPO work with stronger, more agile BPO providers that have a demonstrated track record of delivering innovative, high-quality solutions.”
FULL-YEAR 2007 RESULTS
TeleTech reported 2007 revenue of $1.4 billion, a 13.1 percent increase over 2006. Full-year revenue in the BPO segment was $1.35 billion, a 15.5 percent increase over 2006. Exiting 2007, we achieved the $1.5 billion annualized revenue run rate that we first established as a goal in early 2004.
TeleTech’s offshore delivery capacity spanned eight countries and approximately 24,235 workstations at the end of 2007 and represented 63 percent of its global delivery capabilities. Revenue in these offshore locations grew 37 percent in 2007 to approximately $550 million and represented 40 percent of TeleTech’s total revenue.
On a GAAP basis, TeleTech’s income from operations grew 10.9 percent to $81.8 million in 2007 from $73.8 million in 2006. Income from operations in 2007 included $22.9 million of asset impairment and restructuring charges related primarily to the disposition of TeleTech’s database marketing and consulting business, and $11.5 million of audit, legal, payroll tax and other professional fees that were associated with the Audit Committee’s review and the subsequent financial restatement. Excluding these charges which totaled $34.4 million, TeleTech’s income from operations was $116.2 million in 2007, representing an operating margin of 8.5 percent, and an increase of approximately 220 basis points from 2006 operating margin of 6.3 percent, excluding unusual charges. Furthermore, excluding $13.4 million of non-cash expense in 2007 for equity-based compensation, operating margin would have been 9.5 percent in 2007.
Fully diluted GAAP earnings per share for 2007 were 73 cents on net income of $53.1 million compared to $51.0 million of net income or 73 cents per share in the year-ago period. Excluding the unusual charges impacting income from operations discussed above, which totaled pre-tax $34.4 million or approximately 32 cents per share after-tax, non-GAAP earnings per share were $1.05 on net income of approximately $76 million.
As of year end, TeleTech had $91.2 million in cash and cash equivalents and a debt to equity ratio of 17.4 percent. The company generated $42.4 million of free cash flow during 2007, and its cash flow from operating activities and borrowings under its revolving credit facility enabled it to fund $61.1 million in capital expenditures for the year. Approximately 80 percent of TeleTech’s capital expenditures were related to growth primarily in offshore markets.
Return on invested capital, defined as earnings before interest and taxes, excluding unusual charges, divided by average shareholders’ equity, was 27 percent at the end of 2007, up from 23 percent at the end of 2006.
FIRST QUARTER 2008 RESULTS
TeleTech reported record first quarter 2008 revenue of $367.6 million, a 10.5 percent increase over first quarter 2007 revenue of $332.7 million. The first quarter 2008 was the tenth consecutive quarter of double-digit revenue growth.

First quarter 2008 revenue from services performed for clients in offshore locations grew approximately 29 percent to $164 million and represented 45 percent of total revenue.
On a GAAP basis, TeleTech’s income from operations was $28.8 million or 7.8 percent of revenue. Income from operations in the first quarter 2008 included $2.2 million of restructuring charges and $5.0 million of audit, legal and other professional fees associated with the Audit Committee review and the subsequent financial restatement. Excluding these charges which totaled $7.2 million, TeleTech’s income from operations in the first quarter 2008 was $36.0 million or 9.8 percent of revenue, an increase of approximately 80 basis points from the year-ago quarter. Furthermore, excluding $2.7 million of non-cash expense in the 2008 first quarter for equity-based compensation, operating margin would have been 10.5 percent.
Fully diluted GAAP earnings per share for the first quarter 2008 were 27 cents on net income of $19.1 million. Excluding the unusual charges discussed above, which totaled pre-tax $7.2 million or approximately 7 cents per share net of taxes, non-GAAP earnings per share were 34 cents on net income of approximately $24 million.
As of March 31, 2008, TeleTech had $98.2 million in cash and cash equivalents and a debt to equity ratio of 15.9 percent. The company generated $11.0 million of free cash flow during the quarter. Capital expenditures were $15.2 million.
BUSINESS OUTLOOK
TeleTech is revising its full year 2008 outlook on its belief that the U.S. and Europe will continue to experience economic weakness for the next several quarters. This slowdown has resulted in the following business trends for TeleTech:
1.	The Company has continued to build a strong sales pipeline and win significant new business from clients who are proactively managing through this economic downturn by outsourcing more of their business processes and also consolidating to fewer global providers. This is reflected in the $302 million in estimated new annualized revenue TeleTech signed over the nine months ended March 31, 2008. While the pipeline of new opportunities remains robust, this new business has taken approximately 12 months to ramp, which is longer than previous ramps given the size, complexity, training and global delivery requirements.

2.	The Company has recently experienced lower volumes from certain clients. These clients are also being more cautious in their projected volume requirements for the remainder of the year including the upcoming fourth quarter, which has historically been seasonally higher for the Company.

3.	Certain clients are moving more quickly to migrate their work with TeleTech offshore. Although this offshore shift results in lower revenue per workstation it generally results in higher profitability over the longer term.
In light of the above trends, TeleTech is revising its short-term business outlook and expects 2008 revenue will grow a minimum of 6 percent to 8 percent over 2007. Longer-term, TeleTech believes that a return to double-digit revenue growth rates is likely under more favorable economic conditions.
TeleTech now expects its 2008 operating margin will range between 9 percent and 10 percent, excluding unusual charges.  This expectation takes into consideration the associated costs of migrating certain work to offshore locations along with the belief that TeleTech will see increased costs in the short-term primarily due to the unprecedented and rapid inflationary trends impacting our global workforce and operations.  We believe over the short-term we will be able to mitigate these higher costs as we implement price and cost-of-living increases along with ongoing profit improvement initiatives.

INCREASED FUNDING FOR SHARE REPURCHASES
TeleTech’s Board of Directors has approved an increase in the funding available for share repurchases up to a total of $100 million. This is an increase of $47 million from the $53 million that was still available for share repurchases when the program was suspended last November due to the review of equity-based compensation practices and related accounting.
“This additional funding reflects our belief that our stock is undervalued based on our leading industry position,” said Kenneth Tuchman, chairman and chief executive officer. “TeleTech’s strong balance sheet and significant cash flow from operations has given us the flexibility to fund the growth of our business while also continuing our share repurchase program.”
SEC FILINGS
The Company’s filings with the Securities and Exchange Commission are available in the “Investors” section of TeleTech’s website, which is located at www.teletech.com.
CONFERENCE CALL
A conference call and webcast with management will be held on Thursday, July 17, 2008, at 8:30 a.m. Eastern Time.  You are invited to join the live webcast of the conference call by visiting the “Investors” section of the TeleTech website at www.TeleTech.com.  If you are unable to participate during the live webcast, a replay will be available on the TeleTech website through Thursday, July 31, 2008.
NON-GAAP FINANCIAL MEASURES
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP) in the United States, the Company uses the following non-GAAP financial measures: EBIT, Free Cash Flow, Non-GAAP Income from Operations and Non-GAAP EPS. TeleTech believes that providing these non-GAAP financial measures provides investors with greater transparency to the information used by TeleTech’s management in its financial and operational decision-making and allows investors to see TeleTech’s results “through the eyes” of management. TeleTech also believes that providing this information better enables TeleTech’s investors to understand its operating performance and information used by management to evaluate and measure such performance. The presentation of these financial measures are not intended to be used in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures is available in the financial tables attached to this press release.
ABOUT TELETECH
TeleTech is one of the largest and most geographically diverse global providers of business process outsourcing solutions. We have a 26-year history of designing, implementing, and managing critical business processes for Global 1000 companies to help them improve their customers’ experience, expand their strategic capabilities, and increase their operating efficiencies. By delivering a high-quality customer experience through the effective integration of customer-facing front-office processes with internal back-office processes, we enable our clients to better serve, grow, and retain their customer base. We use Six Sigma-based quality methods continually to design, implement, and enhance the business processes we deliver to our clients and we also apply this methodology to our own internal operations. We have developed deep domain expertise and support approximately 250 business process outsourcing programs serving more than 100 global clients in the automotive, communications, financial services, government, healthcare, retail, technology and travel and leisure industries. Our integrated global solutions are provided by more than 50,000 employees utilizing 38,000 workstations across 88 Delivery Centers in 18 countries.
FORWARD-LOOKING STATEMENTS
Statements in this press release that relate to future results and events (including statements about future financial and operating performance) are forward-looking statements based on TeleTech’s current expectations. Actual results and events in future periods could differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties including: general economic, business and industry conditions; the loss of business or lower volumes from significant clients; delivery center utilization and labor rates; the pace at which we are able to ramp new business; the effect of TeleTech’s failure to timely file all of its required reports under the Securities and Exchange Act of 1934 and its restatement of previously issued financial statements, including shareholder litigation and action by the SEC and/or other governmental agencies; negative tax or other implications for TeleTech resulting from any accounting adjustments or other factors; unexpected regulatory changes, tax laws, and data privacy measures; data privacy issues; our ability to accurately predict geographic sales mix and seasonal sales trends; information technology and/or delivery center interruptions; issues or matters that may arise from governmental and/or administrative agency investigations; our ability to successfully remediate identified internal control deficiencies; litigation and governmental investigations or proceedings arising out of or related to accounting and financial reporting matters; fluctuations in foreign currency exchange rates along with our ability to effectively hedge exposure to changes in foreign currency exchange and/or interest rates; the ability to attract, retain and motivate key personnel; and political instability, the effect of armed hostilities, terrorism and natural disasters. A detailed discussion of these and other factors that could affect our results is included in TeleTech’s SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2007.

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Twelve months ended		Three months ended
	December 31,		March 31,
	2007	2006	2008	2007
		As Restated		As Restated
			(unaudited)	(unaudited)
Revenue	$1,369,632	$1,210,753	$367,636	$332,740

Operating Expenses:
Cost of services	1,001,459	882,809	270,100	237,242
Selling, general and administrative	207,528	199,995	51,372	52,096
Depreciation and amortization	55,953	51,989	15,160	13,554
Restructuring charges, net	7,115	1,630	2,202	—
Impairment losses	15,789	565	—	—

Total operating expenses	1,287,844	1,136,988	338,834	302,892

Income From Operations	81,788	73,765	28,802	29,848

Other income (expense)	(7,320)	(4,442)	(1,048)	(1,277)
Gain on sale of subsidiary	7,005	—	—	—
Loss on sale of subsidiary	(6,122)	—	—	—

Income Before Income Taxes and Minority Interest	75,351	69,323	27,754	28,571

(Provision) benefit for income taxes	(19,562)	(16,474)	(7,793)	(10,374)

Income Before Minority Interest	55,789	52,849	19,961	18,197

Minority interest	(2,686)	(1,868)	(836)	(434)

Net Income	$53,103	$50,981	$19,125	$17,763

Net Income Per Share:
Basic	$0.76	$0.74	$0.27	$0.25

Diluted	$0.73	$0.73	$0.27	$0.24

Income From Operations Margin	6.0%	6.1%	7.8%	9.0%
Net Income Margin	3.9%	4.2%	5.2%	5.3%
Effective Tax Rate after Minority Interest	26.9%	24.4%	29.0%	36.9%

Weighted Average Shares Outstanding
Basic	70,228	69,184	69,937	70,309
Diluted	72,638	69,869	71,508	72,929

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)

	Twelve months ended		Three months ended
	December 31,		March 31,
	2007	2006	2008	2007
		As Restated		As Restated
			(unaudited)	(unaudited)
Revenue:
North American BPO	$955,810	$814,419	$262,462	$234,445
International BPO	396,080	356,106	105,174	92,405
Database Marketing and Consulting	17,742	40,228	—	5,890

Total	$1,369,632	$1,210,753	$367,636	$332,740

Income (Loss) From Operations:
North American BPO	$106,102	$85,639	$32,544	$33,605
International BPO	8,327	3,219	(3,256)	285
Database Marketing and Consulting	(32,641)	(15,093)	(486)	(4,042)

Total	$81,788	$73,765	$28,802	$29,848

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,	March 31,
	2007	2006	2008
		As Restated	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$91,239	$58,352	$98,167
Accounts receivable, net	270,988	235,958	272,599
Other current assets	97,598	64,842	96,412

Total current assets	459,825	359,152	467,178

Property and equipment, net	174,809	161,061	175,521
Other assets	125,661	144,208	121,485

Total assets	$760,295	$664,421	$764,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$186,810	$184,030	$177,499
Other long-term liabilities	118,729	111,800	115,496
Minority interest	3,555	5,877	3,384
Total stockholders’ equity	451,201	362,714	467,805

Total liabilities and stockholders’ equity	$760,295	$664,421	$764,184

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share data)

	Twelve months ended		Three months ended
	December 31,		March 31,
	2007	2006	2008	2007
		As Restated		As Restated
			(unaudited)	(unaudited)
Reconciliation of EBIT :

Net Income	$53,103	$50,981	$19,125	$17,763
Interest income	(2,364)	(2,209)	(1,086)	(393)
Interest expense	6,645	6,560	1,565	1,468
Provision (benefit) for income taxes	19,562	16,474	7,793	10,374

EBIT	$76,946	$71,806	$27,397	$29,212

Reconciliation of Free Cash Flow :

Cash Flow From Operating Activities:
Net income	$53,103	$50,981	$19,125	$17,763
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,953	51,989	15,160	13,554
Other	(5,542)	(3,723)	(8,110)	(484)

Net cash provided by operating activities	103,514	99,247	26,175	30,833

Total Capital Expenditures	61,083	66,016	15,185	13,506

Free Cash Flow	$42,431	$33,231	$10,990	$17,327

Reconciliation of Non-GAAP Income from Operations :

Income From Operations	$81,788	$73,765	$28,802	$29,848
Restructuring charges, net	7,115	1,630	2,202	—
Impairment losses	15,789	565	—	—
Equity comp review and restatement expenses	11,481	—	4,968	—

Non- GAAP Income From Operations	$116,173	$75,960	$35,972	$29,848

Reconciliation of Non-GAAP EPS :

GAAP Net Income	$53,103	$50,981	$19,125	$17,763
Add: Asset impairment and restructuring charges, net of related taxes	15,529	1,673	1,583	—
Add: Equity comp review and restatement expenses, net of related taxes	7,784	—	3,572	—

Non-GAAP Net Income	$76,416	$52,654	$24,280	$17,763

Diluted shares outstanding	72,638	69,869	71,508	72,929

Non-GAAP Net Income per Diluted Share	$1.05	$0.75	$0.34	$0.24